EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports Third Quarter 2025
Financial and Operating Results
Houston, Texas (November 10, 2025) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended September 30, 2025.
Highlights
•Third quarter 2025 net income of $5.0 million, adjusted EBITDA of $65.5 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $36.7 million and free cash flow (“FCF”) of $16.7 million
•Adjusted EBITDA increased by 7.2% from the second quarter of 2025, driven by higher natural gas volumes in the Rockies segment
•Connected 21 wells during the third quarter and maintained an active customer base with five drilling rigs and more than 90 DUCs behind our systems
•Double E Pipeline transported record volumes of 712 MMcf/d during the quarter and averaged 745 MMcf/d during September
•Anticipate well connects to be near the midpoint of the company’s full-year expectations, with 109 wells connected year-to-date and approximately 50 wells expected to be connected in the fourth quarter
•Working closely with several customers on their 2026 development programs, with more than 120 new well connects expected in the first half of 2026
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We had a solid third quarter with continued growth across our operating footprint. Adjusted EBITDA increased 7.2% from the prior quarter, representing approximately $260 million of run-rate adjusted EBITDA, driven by higher natural gas volumes in the Rockies region. We continue to see healthy customer activity with five rigs currently running behind our assets. In the Arkoma Basin, one of our key customers began drilling the 20-well program we discussed last quarter, which is expected to drive 5% to 10% volumetric growth next year. In the Rockies, natural gas volumes increased 7.5% quarter-over-quarter, averaging approximately 170 MMcf/d in September, supported by ongoing development from our core customers.
As we discussed in second quarter earnings, we continue to expect to finish the year near the low end of our original adjusted EBITDA guidance range of $245 million to $280 million, primarily due to timing delays of anticipated customer activity, however, we anticipate well connects to come in around the midpoint of our full-year expectations, with 109 wells connected year-to-date and approximately 50 wells expected to be connected in the fourth quarter. As we look ahead, we’re encouraged by the level of customer engagement across our systems and the visibility we have into next year’s activity. We are working closely with several customers on their 2026 development programs, with more than 120 new well connects expected in the first half of 2026. As customers finalize their budgets and full-year development plans, we believe additional wells in the second half of 2026 could drive total activity meaningfully higher. We will provide an update on activity levels and full-year 2026 financial guidance in our fourth quarter earnings release in March 2026.”
Third Quarter 2025 Business Highlights
SMC's average daily natural gas throughput on its wholly owned operated systems increased 1.4% to 925 MMcf/d, while liquids volumes decreased 7.7% to 72 Mbbl/d, relative to the second quarter of 2025. Double E pipeline transported an average of 712 MMcf/d and contributed $8.7 million in adjusted EBITDA, net to SMC, for the third quarter of 2025.
Natural gas price-driven segments:
•Natural gas price-driven segments generated $36.1 million in combined segment adjusted EBITDA, a 2.0% increase relative to the second quarter and combined capital expenditures of $13.8 million in the third quarter of 2025.

EXHIBIT 99.1
•Mid-Con segment adjusted EBITDA totaled $23.6 million, a decrease of $1.3 million relative to the second quarter of 2025, primarily due to product margin partially offset by an increase in volume throughput on the system. Volume throughput on the system increased by 1.2% primarily due to six new well connections in the Arkoma and six new well connections in the Barnett, partially offset by natural production declines. Subsequent to quarter end, two new wells were connected in the Arkoma. There is currently one rig running in the Barnett and one in the Arkoma, with 18 DUCs behind the system, including 17 DUCs behind the Barnett, which are all expected to come online in 2026.
•Piceance segment adjusted EBITDA totaled $12.5 million, an increase of $2.0 million relative to the second quarter of 2025, primarily due to realization of previously deferred revenue and lower operating expenses, partially offset by a 1.5% decrease in volume throughput. Further, Summit has successfully redeployed seven latent compressors from the Piceance and two from the DJ Basin to the Arkoma and has identified an additional three compressors to relocate in the next couple quarters. There were no new wells connected to the system during the quarter.
Oil price-driven segments:
•Oil price-driven segments generated $37.7 million of combined segment adjusted EBITDA, representing a 12.3% increase relative to the second quarter of 2025, and had combined capital expenditures of $8.4 million.
•Rockies segment adjusted EBITDA totaled $29.0 million, an increase of $3.8 million relative to the second quarter of 2025, primarily driven by higher natural gas volume throughput as wells connected during the first half of 2025 reached peak production and increased onloads from third-party systems, which resulted in increased fixed-fee revenue and improved product margin. Product margin also benefited from stronger realized NGL and condensate pricing, partially offset by lower realized residue gas prices. These gains were partially offset by a 7.7% decrease in liquids throughput. Nine new wells were connected during the quarter, including four in the DJ Basin and five in the Williston Basin. There are currently three rigs running and approximately 75 DUCs behind the system.
•Permian segment adjusted EBITDA totaled $8.7 million, a 4.5% increase from the second quarter of 2025, primarily due to a 4.4% increase in volumes shipped on the Double E Pipeline leading to an increase in proportionate adjusted EBITDA from our Double E joint venture.
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Average daily throughput (MMcf/d):
Northeast (1)	—	—	—	269
Rockies	158	128	145	127
Piceance	259	284	263	295
Mid-Con	508	255	500	212
Aggregate average daily throughput	925	667	908	903

Average daily throughput (Mbbl/d):
Rockies	72	70	75	73
Aggregate average daily throughput	72	70	75	73

Ohio Gathering average daily throughput (MMcf/d) (2)	—	—	—	283

Double E average daily throughput (MMcf/d) (3)	712	661	686	559
_________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EXHIBIT 99.1
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$—	$—	$—	$30,634
Rockies	28,999	24,850	79,103	70,582
Permian (3)	8,675	8,472	25,245	23,434
Piceance	12,509	12,831	34,769	40,912
Mid-Con	23,556	7,278	70,913	17,798
Total	$73,739	$53,431	$210,030	$183,360
Less: Corporate and Other (4)	8,241	8,193	25,932	24,915
Adjusted EBITDA (5)	$65,498	$45,238	$184,098	$158,445
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $22.9 million in the third quarter of 2025, inclusive of maintenance capital expenditures of $5.3 million. Capital expenditures in the third quarter of 2025 were primarily related to pad connections in the Rockies and Mid-Con segments and compressor relocations from the Piceance to the Arkoma. Year-to-date capital expenditures include $9.5 million for Tall Oak Integration and compressor relocation projects and $4.2 million for the Williston optimization project.

EXHIBIT 99.1

	Nine Months Ended September 30,
	2025	2024
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$—	$2,980
Rockies	30,696	29,211
Piceance	1,531	2,278
Mid-Con	35,210	686
Total reportable segment capital expenditures	$67,437	$35,155
Corporate and Other	2,473	2,706
Total cash paid for capital expenditures	$69,910	$37,861
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of September 30, 2025, SMC had $24.6 million in unrestricted cash on hand and $150 million drawn under its $500 million ABL Revolver with $349 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of September 30, 2025, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $519 million, which is $19 million greater than the $500 million of lender commitments to the ABL Revolver. As of September 30, 2025, SMC was in compliance with all financial covenants, including interest coverage of 2.7x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.6x relative to a maximum first lien leverage ratio of 2.5x. As of September 30, 2025, SMC reported a total leverage ratio of approximately 4.2x, including the potential earnout liability in connection with the Tall Oak Acquisition.
As of September 30, 2025, the Permian Transmission Credit Facility balance was $117.0 million, a reduction of $4.2 million relative to the June 30, 2025 balance of $121.2 million due to scheduled mandatory amortization. Summit Midstream Permian has $3.8 million of cash-on-hand as of September 30, 2025. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.2 million in the third quarter of 2025 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2025, SMC recognized $4.2 million of gathering revenue associated with MVC shortfall payments. SMC had $0.0 million of adjustments to MVC shortfall payments in the third quarter of 2025. SMC’s MVC shortfall payment mechanisms contributed $4.2 million of total adjusted EBITDA in the third quarter of 2025.

EXHIBIT 99.1

	Three Months Ended September 30, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$2	$2	$—	$2
Piceance	4,192	4,192	—	$4,192
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$4,194	$4,194	$—	$4,194

Total (1)	$4,194	$4,194	$—	$4,194

	Nine months ended September 30, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$574	$574	$(9)	$565
Piceance	12,645	12,645	—	$12,645
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$13,219	$13,219	$(9)	$13,210

Total (1)	$13,219	$13,219	$(9)	$13,210
(1)Exclusive of Double E due to equity method accounting.
Quarterly Dividend
The board of directors of Summit Midstream Corporation continued to suspend cash dividends payable on its common stock for the period ended September 30, 2025. The next cash dividend on the Series A Preferred stock, for the period ended December 14, 2025, will be paid to preferred shareholders of record as of the close of business on December 1, 2025. All unpaid dividends on the Series A Preferred Stock from prior periods remain accrued.
Third Quarter 2025 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on November 11, 2025, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q3 2025 Summit Midstream Corporation

EXHIBIT 99.1
Earnings Conference Call (https://register-conf.media-server.com/register/BI06145bbfd70342a7b002016865f64929). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMC’s senior management team will attend the 2025 Bank of America Leverage Finance Conference taking place on December 2–3, 2025 and the 2025 Wells Fargo Energy & Power Symposium taking place on December 9–10, 2025. The presentation materials associated with this event will be accessible through the Investors section of SMC’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

EXHIBIT 99.1
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2025, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and cash equivalents	$24,632	$22,822
Restricted cash	3,814	2,377
Accounts receivable	80,098	77,058
Other current assets	3,609	16,014
Total current assets	112,153	118,271
Property, plant and equipment, net	1,850,448	1,785,029
Intangible assets, net	156,892	154,279
Investment in equity method investee	267,456	269,561
Other noncurrent assets	26,565	32,344
TOTAL ASSETS	$2,413,514	$2,359,484

LIABILITIES AND EQUITY
Trade accounts payable	$36,255	$25,162
Accrued expenses	25,868	38,176
Deferred revenue	8,862	9,595
Ad valorem taxes payable	11,415	9,544
Accrued compensation and employee benefits	7,157	11,222
Accrued interest	9,480	21,711
Accrued environmental remediation	1,796	1,430
Accrued settlement payable	10,260	6,667
Current portion of long-term debt	16,865	16,580
Other current liabilities	19,489	34,714
Total current liabilities	147,447	174,801
Deferred tax liabilities, net	76,321	63,326
Long-term debt, net	1,065,048	976,995
Noncurrent deferred revenue	19,532	25,373
Noncurrent accrued environmental remediation	203	768
Other noncurrent liabilities	7,917	20,150
TOTAL LIABILITIES	1,316,468	1,261,413
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	139,101	132,946
Equity
Series A Preferred Shares	110,488	110,230
Common stock, $0.01 par value	122	106
Class B Common Stock, $0.01 par value	65	75
Additional paid-in capital	636,017	540,714
Accumulated deficit	(194,826)	(183,333)
Total Company stockholders' equity	551,866	467,792
Noncontrolling interest	406,079	497,333
Total Equity	957,945	965,125
TOTAL LIABILITIES AND EQUITY	$2,413,514	$2,359,484

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands, except per unit amounts)
Revenues:
Gathering services and related fees	$65,359	$44,013	$193,706	$151,211
Natural gas, NGLs and condensate sales	71,079	48,243	196,751	145,294
Other revenues	10,445	10,159	29,340	26,096
Total revenues	146,883	102,415	419,797	322,601
Costs and expenses:
Cost of natural gas and NGLs	38,138	28,246	109,486	88,047
Operation and maintenance	38,358	24,473	111,129	72,925
General and administrative	13,159	12,419	45,275	41,368
Depreciation and amortization	28,855	23,540	87,427	75,324
Transaction costs	1,429	2,094	5,283	13,156
Acquisition integration costs	1,661	—	7,060	40
(Gain) loss on asset sales, net	120	(6)	120	1
Long-lived asset impairments	—	—	71	67,936
Total costs and expenses	121,720	90,766	365,851	358,797
Other income (expense), net	(575)	666	8,860	2,784
Gain (loss) on interest rate swaps	131	(2,574)	(1,335)	936
Gain (loss) on sale of business	(539)	(1,672)	(582)	82,338
Gain on sale of equity method investment	—	—	—	126,261
Interest expense	(24,191)	(25,712)	(70,592)	(95,015)
Loss on early extinguishment of debt	—	(42,235)	—	(47,199)
Income from equity method investees	5,548	4,910	15,190	19,828
Income (loss) before income taxes	5,537	(54,968)	5,487	53,737
Income tax expense	(537)	(142,573)	(81)	(142,129)
Net income (loss)	$5,000	$(197,541)	$5,406	$(88,392)

Net loss per share:
Common stock – basic	$(0.13)	$(19.25)	$(0.95)	$(10.39)
Common stock – diluted	$(0.13)	$(19.25)	$(0.95)	$(10.39)

Weighted-average number of shares outstanding:
Common stock – basic	12,255	10,649	12,090	10,583
Common stock – diluted	12,255	10,649	12,090	10,583
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)
Other financial data:
Net income (loss)	$5,000	$(197,541)	$5,406	$(88,392)
Net cash provided by operating activities	26,677	9,151	79,920	40,124
Capital expenditures	22,914	10,941	69,910	37,861
Contributions to equity method investees	753	989	3,816	1,431
Adjusted EBITDA	65,498	45,238	184,098	158,445
Cash flow available for distributions (1)	36,686	22,091	102,571	66,509
Free Cash Flow	16,716	9,663	37,292	29,751
Dividends (2)	3,385	n/a	10,126	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	925	667	908	903
Aggregate average daily throughput – liquids (Mbbl/d)	72	70	75	73

Ohio Gathering average daily throughput (MMcf/d) (3)	—	—	—	283
Double E average daily throughput (MMcf/d) (4)	712	661	686	559
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of Summit Midstream Corporation announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A Preferred Stock beginning on March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$5,000	$(197,541)	$5,406	$(88,392)
Add:
Interest expense	24,191	25,712	70,592	95,015
Income tax expense	537	142,573	81	142,129
Depreciation and amortization (1)	29,090	23,774	88,131	76,028
Proportional adjusted EBITDA for equity method investees (2)	7,820	7,585	22,668	35,102
Adjustments related to capital reimbursement activity (3)	(2,480)	(2,283)	(6,356)	(7,934)
Share-based and noncash compensation	2,064	1,840	6,801	6,698
(Gain) loss in fair value of Tall Oak earn out	575	—	(7,904)	—
Loss on early extinguishment of debt	—	42,235	—	47,199
(Gain) loss on asset sales, net	120	(6)	120	1
Long-lived asset impairment	—	—	71	67,936
(Gain) loss on interest rate swaps	(131)	2,574	1,335	(936)
(Gain) loss on sale of business	539	1,672	582	(82,338)
Gain on sale of equity method investment	—	—	—	(126,261)
Other, net (4)	3,721	2,013	17,761	14,026
Less:
Income from equity method investees	5,548	4,910	15,190	19,828
Adjusted EBITDA	$65,498	$45,238	$184,098	$158,445
Less:
Cash interest paid	40,863	23,601	80,371	89,408
Cash paid for taxes	17	7	282	22
Senior notes interest adjustment (5)	(17,393)	(1,779)	(12,458)	(4,913)
Maintenance capital expenditures	5,325	1,318	13,332	7,419
Cash flow available for distributions (6)	$36,686	$22,091	$102,571	$66,509
Less:
Growth capital expenditures	17,589	9,810	56,578	30,442
Investment in equity method investee	753	989	3,816	1,431
Distributions on Subsidiary Series A Preferred Units	1,628	1,629	4,885	4,885
Free Cash Flow	$16,716	$9,663	$37,292	$29,751
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2025, the amount includes $9.7 million of transaction and other costs and $7.1 million of integration costs. For the nine months ended September 30, 2024, the amount includes $13.2 million of transaction and other costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine Months Ended September 30,
	2025	2024
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$79,920	$40,124
Add:
Interest expense, excluding amortization of debt issuance costs	67,587	84,689
Income tax expense (benefit), excluding federal income taxes	98	(140)
Changes in operating assets and liabilities	31,357	30,119
Proportional adjusted EBITDA for equity method investees (1)	22,668	35,102
Adjustments related to capital reimbursement activity (2)	(6,356)	(7,934)
Realized gain on swaps	(2,652)	(3,974)
Other, net (3)	17,761	13,992
Less:
Distributions from equity method investees	21,110	31,241
Noncash lease expense	5,175	2,292
Adjusted EBITDA	$184,098	$158,445
Less:
Cash interest paid	80,371	89,408
Cash paid for taxes	282	22
Senior notes interest adjustment (4)	(12,458)	(4,913)
Maintenance capital expenditures	13,332	7,419
Cash flow available for distributions (5)	$102,571	$66,509
Less:
Growth capital expenditures	56,578	30,442
Investment in equity method investee	3,816	1,431
Distributions on Subsidiary Series A Preferred Units	4,885	4,885
Free Cash Flow	$37,292	$29,751
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2025, the amount includes $9.7 million of transaction and other costs and $7.1 million of integration costs. For the nine months ended September 30, 2024, the amount includes $13.2 million of transaction and other costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation